Exhibit 10.2

2015 RENEWAL PROMISSORY NOTE (PARKSON PROPERTY)

$ 916,182.77	Executed at Broward County, Florida
December 31, 2015

FOR VALUE RECEIVED, Parkson Property LLC, a wholly owned subsidiary of Le@P Technology, Inc., with a principal place of business at 5601 N. Dixie Highway, Suite 411, Fort Lauderdale, Florida 33334 (the "Maker"), promises to pay to the order of Bay Colony Associates, Ltd. (the "Payee"), the principal sum of NINE HUNDRED SIXTEEN THOUSAND ONE HUNDRED EIGHTY-TWO DOLLARS AND SEVENTY-SEVEN CENTS ($916,182.77), together with interest at the rate of Two and One-Half Percent (2.50%) per annum due and payable in one lump sum of principal and interest on the maturity date of March 31, 2017.  Payment of principal and accrued interest shall be paid to the Payee at 5601 N. Dixie Highway, Suite 411, Ft. Lauderdale, FL 33334, or at such other place or address as the Payee may designate.

This 2015 Renewal Promissory Note (this "Note") is issued and made as described below and under and subject to the following additional terms and conditions:

1.             Renewal of Promissory Note dated September 28, 2001, Promissory Note dated March 17, 2006, Renewal Promissory Note dated October 24, 2007, Renewal Promissory Note dated January 15, 2010, Renewal Promissory Note dated January 31, 2011, Renewal Promissory Note dated February 7, 2012,  Renewal Promissory Note dated December 27, 2012 and Renewal Promissory Note dated December 17, 2014.  This Note is a renewal promissory note, and renews, amends and restates the obligations, terms and conditions of and under that certain Promissory Note made by the Maker to the Payee dated September 28, 2001 (the “Original Note”), as amended, replaced and modified by: (i) that certain Promissory Note dated March 17, 2006, (ii) that certain Renewal Promissory Note dated October 24, 2007, (iii) that certain Renewal Promissory Note dated January 15, 2010, (iv) that certain Renewal Promissory Note dated January 31, 2011 in the original principal amount of $562,500, (v) that certain Renewal Promissory Note dated February 7, 2012 in the original principal amount of $794,650.68, (vi) that certain Renewal Promissory Note dated December 27, 2012 in the original principal amount of $821,184.39, and (vii) Renewal Promissory Note dated December 17, 2014 in the original principal amount of $881,845.17 (the foregoing promissory notes listed in clauses (i) through (vi) above, together with the Original Note, are collectively referred to herein as the “Prior Note”).  By and through this Note, the maturity date for the payment of principal and accrued interest under the Prior Note (in the aggregate amount of $916,182.77, consisting of a principal amount of $881,845.17 and corresponding accrued interest through the date hereof aggregating $34,337.60) has been extended from March 31, 2016 to March 31, 2017.  It is the intention and agreement of the Maker and the Payee that this Note, given in replacement of the Prior Note and its (their) principal amount(s), accrued interest and other obligations, shall amend, restate and replace in its (their) entirety the Prior Note without constituting a novation, satisfaction, cancellation or extinguishment of the indebtedness and amounts due under the Prior Note, but that henceforth the indebtedness (including principal and accrued interest) represented and evidenced by such Prior Note and the obligations thereunder shall be due, payable and paid solely in accordance with the terms and conditions of this Note, and not in accordance with the terms and conditions of the Prior Note.

2.             Type of Payment.  Payment of both principal and interest shall be made in currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

3.             Manner of Payment.  Payment shall be made to Payee at the Payee's address set forth above or at such other place as Payee may designate in writing.

4.             Interest on Overdue Payments.  From and after the date which is fifteen (15) days after the date upon which any payment of principal hereunder becomes due and payable, if the same is not timely paid, interest shall be payable on all sums outstanding hereunder at the rate of fifteen percent (15%) per annum.

5.             Waiver.  Payee hereby waives any and all defaults that exist or may have existed from time to time under the Prior Note (or under any of the promissory notes included or incorporated in the Prior Note), and waives the right to receive any special interest on overdue payments that may have become due or payable under the Prior Note (or under any of the promissory notes included or incorporated in the Prior Note), and accepts the terms and conditions of this Note.

6.             Miscellaneous.

(A)            This Note shall be binding upon the Maker and its successors and assigns.

(B)            If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

(C)            The validity, interpretation and effect of this Note shall be exclusively governed by, and construed in accordance with, the laws of the State of Florida, excluding the "conflict of laws" rules thereof.

(D)            This Note may not be amended or modified, nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by the Maker and accepted by Payee.

(E)            In case suit shall be brought for the collection hereof, or if it is necessary to place the same in the hands of an attorney for collection, the Maker agrees to pay reasonable attorneys’ fees and costs for making such collections.

IN WITNESS WHEREOF, the Maker and the Payee has each caused this Note to be executed as of the day and year first above written.

PARKSON PROPERTY LLC
(Maker)

By:	/s/ Timothy C. Lincoln
Name:	Timothy C. Lincoln
Title:	Acting Principal Executive Officer and President

ACCEPTED AND AGREED:

BAY COLONY ASSOCIATES, LTD.
(Payee)

By:	/s/ Phyllis Johns
Name: Phyllis Johns
Title: Secretary